POWER OF ATTORNEY

                       GLENBROOK LIFE AND ANNUITY COMPANY

     Know all men by these presents that the undersigned director of Glenbrook Life and Annuity Company constitutes and appoints Michael J. Velotta, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any registration statements of Glenbrook Life and Annuity Company and any amendments thereto, and to file the same, with exhibits and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority as may be necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

February 4, 2003

/s/ CASEY J. SYLLA
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Casey J. Sylla
Director, President and Chief Executive Officer